EXHIBIT 99.1

Industrial Enterprises of America Delays Fiscal 2007 Third Quarter Filing
Tuesday May 15, 1:11 pm ET

NEW YORK--(BUSINESS WIRE)--Industrial Enterprises of America, Inc. (OTC BB:IEAM - News), a specialty automotive aftermarket supplier, today announced it will file a Form 12b-25 with the Securities and Exchange Commission for an automatic five day extension to file its Quarterly Report on Form 10-Q for the period ended March 31, 2007. Due to the sudden illness of the Company's recently-appointed CFO, Dennis O'Neill, Industrial Enterprises requires additional time to complete the remaining work necessary to file its Quarterly Report on Form 10-QSB. The Company now plans to file its fiscal third quarter results on May 22, 2007. Effective immediately, as Mr. O'Neill is recovering, current CEO John Mazzuto will serve as acting CFO. Details regarding the Company's third quarter earnings conference call will be provided in a subsequent press release.

Additionally, Industrial Enterprises of America is holding an investor and analyst tour of its Pitt Penn Facility on June 6, 2007. If you are a professional investor or analyst and would like to attend the facility tour or have questions concerning this event, please call either Chris Witty of Lippert Heilshorn at 212-838-3777 or David Zazoff of Industrial Enterprises of America at 212-505-5976.

About Industrial Enterprises of America

Industrial Enterprises of America, Inc., headquartered in New York, NY, is an automotive aftermarket supplier that specializes in the sale of anti-freeze, auto fluids, charcoal fluids, and other additives and chemicals. The company has distinct proprietary brands that collectively serve the retail, professional and discount automotive aftermarket channels.

Except for the historical information contained herein, the matters discussed in this press release may include forward-looking statements or information. All statements, other than statements of historical fact, including, without limitation, those with respect to the objectives, plans and strategies of Industrial Enterprises of America set forth herein and those preceded by or that include the words ``believes,'' ``expects,'' ``given,'' ``targets,'' ``intends,'' ``anticipates,'' ``plans,'' ``projects,'' ``forecasts'' or similar expressions, are forward-looking statements. Although the Company's management believes that such forward-looking statements are reasonable, it cannot guarantee that such expectations are, or will be, correct. These forward-looking statements involve a number of risks and uncertainties which could cause the Company's future results to differ materially from those anticipated, including: (i) the Company's history of ongoing operating losses; (ii) the overall marketplace and clients' usage of products, including demand therefore, the impact of competitive technologies, products and pricing, particularly given the substantially larger size and scale of certain competitors and potential competitors, control of expenses, and revenue generation by the acquisition of new customers; Other risks are detailed from time to time in the Company's 2006 Annual Report on Form 10-K, as amended, its Quarterly Reports on Form 10-QSB, and in its other Securities and Exchange Commission reports and statements. The Company assumes no obligation to update any of the information contained or referenced in this press release.

Contact:
Lippert/Heilshorn & Associates
Chris Witty / Jody Burfening
212-838-3777
cwitty@lhai.com
Source: Industrial Enterprises of America, Inc.